JOINT FILER INFORMATION

Title of Security:                 Common Stock

Issuer & Ticker Symbol:            Abraxis Bioscience, Inc. (ABBI)

Designated Filer:                  California Capital Limited Partnership

Other Joint Filers:                Themba LLC, general partner of
                                      California Capital Limited Partnership
                                   Steven Hassan, manager of Themba LLC

Address of Other Joint Filers:     10182 Culver Boulevard, Culver City, CA 90232

Signatures:


THEMBA LLC

By: /s/ Steven H. Hassan                     April 28, 2006
   ----------------------                    --------------
Name: Steven H. Hassan
Title: Manager



/s/ Steven H. Hassan                         April 28, 2006
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Steven H. Hassan